UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

MUSCLEPHARM CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANANGEMENTS OF CERTAIN OFFICERS

On March 2, 2015, Mr. Donald Prosser, the Chief Financial Officer (“CFO”) of MusclePharm Corporation, a Nevada corporation (the “Company”), submitted his resignation to the Company as its CFO. Mr. Prosser will continue to be employed by the Company as a non-executive officer of the Company through the remainder of his employment agreement, which terminates on April 15, 2015. In submitting his resignation as the Company’s CFO, Mr. Prosser did not express any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 5, 2015, the Board of Directors of the Company appointed Mr. John Price, the Company’s Executive Vice President of Finance, as the Company’s new Chief Financial Officer and also designated him as the Company’s Principal Financial Officer.

Mr. Price has served as our Executive Vice President of Finance since July 2014. Previously, Mr. Price served as Vice President of Finance North America at Opera Software, a Norwegian public company empowering brands and advertising agencies to reach targeted audiences and was instrumental in the division’s growth. From 2011 to 2013, he served as Vice President of Finance and Corporate Controller of GCT Semiconductor, a world leader in highly integrated LTE and WiMax semiconductor single chip solutions for 4G wireless communications. During his tenure at GCT Semiconductor, Mr. Price was focused on the Company’s planned IPO and developing the finance and accounting organization. From 2004 to 2011, Mr. Price served in various roles including VP of Finance & Corporate Controller at Tessera Technologies when Mr. Price left the company. During his tenure at Tessera Technologies, Mr. Price developed the finance and accounting organization, integrated multiple acquisitions, structured accounting systems and managed corporate compliance including SOX. Prior to Tessera Technologies, Mr. Price served various roles at Ernst & Young LLP. Mr. Price served nearly three years in the San Jose, California office providing audit services to public and private technology companies. Mr. Price also served nearly five years in the Pittsburgh, Pennsylvania office providing audit and consulting services to financial services and entrepreneurial services clients. Mr. Price has been a certified public accountant (currently inactive) since 2000 and attended Pennsylvania State University, where he earned a Bachelor’s of Science Degree in Accounting.

The Board of Directors approved the terms to be included in Mr. Price’s employment agreement. The Company intends to enter into an employment agreement with Mr. Price of an initial term to end on December 31, 2017, which may be renewed by the mutual agreement between the Company and Mr. Price. Pursuant to the anticipated employment agreement, Mr. Price will (i) receive as compensation a base salary of $250,000 paid prorata over 24 pay periods on the 15th and the last day of each month, (ii) receive as a cash bonus of up to $250,000 annually (based on certain thresholds and milestones to be established by the Company and its Compensation Committee) and prorated for 2015 and (iii) receive a stock grant for 50,000 shares of the Company’s restricted common stock, of which shall vest 60% on December 31, 2016, 20% on December 31, 2017 and 20% on December 31, 2018. Once finalized, the Company will file Mr. Price’s employment agreement with the Securities and Exchange Commission (the “SEC”) as an exhibit in accordance with SEC rules and regulations.

There is no family relationship between Mr. Price and any of our other officers and directors. There are no understandings or arrangements between Mr. Price and any other person pursuant to which either was selected as an officer.

Except for the aforementioned arrangements, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Price had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

ITEM 7.01	REGULATION FD DISCLOSURE.

On March 6, 2015, the Company issued a press release announcing the resignation of Mr. Prosser as Chief Financial Officer and the appointment of Mr. Price as the new Chief Financial Officer. A copy of the press release is attached to this report as Exhibit 99.1 and shall not be deemed incorporated by reference into any of the Company’s registration statements or other filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.

99.1	MusclePharm Corporation Press Release issued March 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: March 6, 2015

	By:	/s/ Brad Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer